Prospect Floating Rate and Alternative Income Fund Announces a 14.54% Annualized Total Cash Common Shareholder Distribution Rate on Net Asset Value for March 2026

NEW YORK, March 18, 2026 (GLOBE NEWSWIRE) -- Prospect Floating Rate and Alternative Income Fund, Inc. (“Prospect Floating Rate and Alternative Income Fund” or the “Fund”), announced today that the Fund’s Board of Directors has declared its first quarterly cash “bonus” common shareholder distribution for March 2026.

The annualized total cash distribution is $0.5524 per share which includes previously declared common “base” shareholder distributions (14.54% annualized percentage rate based on the net asset value as of December 31, 2025), for a distribution with a record date of March 27, 2026 and payment date April 3, 2026, based on the December 31, 2025 net asset value of $3.80.

Quarterly Bonus Cash Shareholder Distribution	Record Date	Payment Date	Total Amount ($ per share)
March 2026	March 27, 2026	April 3, 2026	$0.0431

Distributions shall first be treated as a distribution of taxable investment company income undistributed from the prior year and then treated as a distribution of taxable investment company income for the current year. This treatment will not affect tax reporting to shareholders.
About Prospect Floating Rate and Alternative Income Fund
Prospect Floating Rate and Alternative Income Fund is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company. The Fund invests primarily in the floating rate loans of privately-owned U.S. middle market companies. These investments are generally sourced by Prospect Capital Management L.P, our investment adviser. For more information, visit pfloat.com.

About Prospect Capital Management L.P.
Prospect Capital Management L.P. (“Prospect”), headquartered in New York City, is an SEC-registered investment adviser that, along with its predecessors and affiliates, has more than 30-years of investing in and managing high-yielding debt and equity investments using both private partnerships and publicly traded closed-end structures. Prospect and its affiliates employ a team of over 100 professionals who focus on credit-oriented investments yielding attractive current income. Prospect, together with its affiliates, has $7.2 billion of assets under management as of December 31, 2025. Prospect is the investment adviser to Prospect Capital Corporation

(NASDAQ: PSEC). For more information, call (212) 448-0702 or visit https://www.prospectcap.com.

Additional Information

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Past performance is not indicative of future performance. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money that you originally invested and represent a return of capital to you for tax purposes. The Fund will ordinarily pay distributions from its net investment income, if any, on a monthly basis. Distributions are not guaranteed. Based on current estimates, February, March and April 2026 distributions reflect a return of income, and the Fund does not expect any portion of the distributions to be a return of capital. Such a return of capital is not immediately taxable, but reduces your tax basis in our shares, which may result in higher taxes for you even if your shares are sold at a price below your original investment.

Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of Prospect Floating Rate and Alternative Income Fund Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, are highly likely to be affected by unknowable future events and conditions, including elements of the future that are or are not under the control of Priority Income Fund, Inc. and that Prospect Floating Rate and Alternative Income Fund may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and Prospect Floating Rate and Alternative Income Fund undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.